Moore Stephens Frost

A Professional Association

Certified Public Accountants

425 West Capitol, Suite 3300

Little Rock, Arkansas 72201

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cagle’s, Inc. and Subsidiary

Atlanta, Georgia

We consent to the inclusion of our report dated May 12, 2006, with respect to the consolidated balance sheets of Cagle’s, Inc. and Subsidiary as of April 1, 2006 and April 2, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended April 1, 2006, April 2, 2005 and April 3, 2004, which report has been included in the Annual Report to Stockholders and in the Form 10-K Annual Report of Cagle’s, Inc. and Subsidiary.

/s/ Moore Stephens Frost, PLC

Moore Stephens Frost, PLC

Little Rock, Arkansas

June 09, 2006